NON-COMPETITION AGREEMENT


         This Agreement is made and entered into this 21 day of May, 1996, by and between BAB Holdings, Inc. ("Buyer") and Strathmore Bagels Franchise Corp., Jack Freedman and Glen Steuerman ("Strathmore," "Freedman," and "Steuerman," respectively).

                              W I T N E S S E T H :

         WHEREAS, Buyer has entered into a purchase agreement of even date herewith with Strathmore (the "Agreement") providing for the purchase by Buyer of certain assets of Strathmore.

         WHEREAS, in order to consummate the transactions provided for in the Agreement, Buyer has required that Strathmore, Freedman and Steuerman assure that for a reasonable period following consummation of the transactions provided for in the Agreement, that they will not engage in certain business in competition with Buyer as provided herein;

         NOW, THEREFORE, in consideration of the foregoing recited facts, the terms and conditions hereinafter contained and contained in the Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                                       I.

                              RESTRICTIVE COVENANT

         SECTION 1.1 NONCOMPETE. (a) In consideration of the Agreement and other good and valuable consideration, receipt of which is hereby acknowledged, Strathmore, Freedman and Steuerman agree that for a period of two (2) years from and after the date hereof, none of them shall, directly or indirectly, either as principal, agent, employee, employer, shareholder, partner, consultant or in any other individual or representative capacity whatsoever or as a partnership, corporation or any other entity whatsoever, participate, engage in or have any financial or other interest in any entity, business or activity which derives thirty percent (30%) or more of its revenues from a Business (as that term is hereinafter defined) within the Trade Territory (as that term is hereinafter defined).

         (b) For purposes of this Agreement the following terms shall have the following meanings:

                  (i) "Business" shall mean the production and/or sale of bagels (retail and wholesale, alone or in combination with other products) and the franchising of any business engaged in such production and/or sales.

                  (ii) "Trade Territory" shall mean (A) with respect to Business which directly or indirectly involves Host International, anyplace throughout the world where Host International has a presence in an airport or tollway concession, and (B) with respect to all other Business, the United States.

         (c) Notwithstanding the foregoing, Steuerman shall not be restricted as to any Business which does not, directly or indirectly, involve the sale of bagels (baked or parbaked, fresh or frozen) to or through Host International or any of its affiliates or successors in interest.

         (d) Notwithstanding the foregoing, Strathmore, Freedman, and Steuerman shall not be restricted from passive equity investment of not more than five percent (5%) in any entity engaged in a Business. "Passive investment" means that the investor shall have no management authority beyond that afforded to holders of common stock or limited partnership interests, as examples.

                                       II.

                                     BREACH

         SECTION 2.1 ENFORCEMENT. The parties understand and agree that the remedy at law for any breach of the terms of Article I of this Agreement would be inadequate. In the event of a breach or threatened breached of Article I of this Agreement, Buyer shall be entitled to petition for injunctive relief restraining the breaching party, or any of its directors, officers, employees or agents, from breaching or acting in any manner inconsistent with the conduct or performance required by Article I of this Agreement. Strathmore, Freedman and Steuerman hereby consent to the personal jurisdiction of the courts of the State of Illinois, County of Cook, with respect to any matter arising out of or in connection with this Agreement.

         SECTION 2.2 SCOPE. In the event it becomes necessary for Buyer to make application to a court of competent jurisdiction for enforcement of the provisions of Article I of this Agreement and such court shall determine that any portion of Article I of this Agreement is unreasonably broad or unenforceable, such court is hereby authorized and empowered to narrow the provisions of Article I of this Agreement to such reasonable parameters and limits as such court shall determine to be necessary to accomplish the intent of the parties and to protect Buyer. The parties agree that the breaching party shall pay all reasonable attorneys' fees incurred by Buyer in enforcing the provisions of Article I of this Agreement. In determining what are reasonable attorneys' fees, a court shall give primary consideration to the actual attorneys' fees incurred and shall, unless unreasonable, award the actual attorneys' fees incurred.


                                      III.

                                  MISCELLANEOUS

         SECTION 3.1 WAIVER. The waiver by a party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

         SECTION 3.2 CONSTRUCTION. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and shall not be amended except by an agreement in writing, signed by all of the parties hereto. The rights of Buyer under this Agreement shall inure to the benefit of its successors and assigns. If any provisions of this Agreement is at any time adjudged invalid to any extent by any court of competent jurisdiction, such provisions shall be deemed modified to the extent necessary to render it enforceable, and such invalidity shall not affect any other provision of this Agreement.

         SECTION 3.3 APPLICABLE LAW. The validity, construction and interpretation of this Agreement shall be governed exclusively by and according to the laws of the State of Illinois.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

IN THE PRESENCE OF:                      BAB HOLDINGS, INC.


MICHAEL W. EVANS                         By: MICHAEL K. MURTAUGH
                                             Its: VICE PRESIDENT/GENERAL COUNSEL



MICHAEL W. EVANS                         JACK FREEDMAN
                                         Jack Freedman


NONE                                     GLEN STEUERMAN
                                         Glen Steuerman


                                         STRATHMORE BAGELS FRANCHISE CORP.


NONE                                     By: GLEN STEUERMAN
                                             Its: PRESIDENT